Exhibit 1.

Alpha Pro Tech

L T D.

ALPHA PRO TECH, LTD. TO PRESENT AT ROTH CAPITAL PARTNERS 2007 OC
GROWTH CONFERENCE ON FEBRUARY 21, 2007

FOR IMMEDIATE RELEASE
Company Contact:	Investor Relations Contact:
Alpha Pro Tech, Ltd.	Hayden Communications, Inc.
Al Millar/Donna Millar	Brett Maas
905-479-0654	646-536-7331
e-mail: ir@alphaprotech.com	e-mail: brett@haydenir.com

Nogales, Arizona — February 6, 2007, Alpha Pro Tech (AMEX: APT)a leading manufacturer of products designed to protect people, products and environments, including disposable protective apparel, and building products, today announced that its President, Al Millar, along with Michael Scheerer, Senior VP of Sales and Marketing, will present at the Roth Capital Partners 2007 OC Growth Conference at The Ritz Carlton Laguna Niguel in California on February 21, 2007. The Company’s presentation is scheduled for 1 p.m. PT in Salon 6.

The presentation will discuss the Company’s opportunities for future growth within their Engineered Products, Infection Control and Disposable Protective Apparel segments. As previously reported, consolidated sales for the third quarter ended September 30, 2006 increased 11.1% to $9.0 million from $8.1 million in the comparable 2005 quarter.  The Engineered Products segment sales for the quarter increased 41.9% to $1.97 million compared to $1.39 million for the same period of 2005, the Disposable Protective Apparel segment sales increased slightly to $ 5.2 million from $ 5.1 million in the prior year, and the Infection Control segment sales for the quarter increased 22.8% to $1.48 million compared to $1.2 million for the same period of 2005.

About Roth Capital Partners

Recognized as one of the country’s largest institutional investor conferences for micro- and small-cap companies, the Roth Capital Partners 2007 OC Growth Conference will feature presentations from nearly 300 companies that cover a broad spectrum of sectors such as technology, healthcare, consumer products and financial services. For more information, please visit http://www.rothconference.com.

About Alpha Pro Tech, Ltd.

Alpha Pro Tech, Ltd. is a leader in protecting environments. Alpha Pro Tech, Inc. develops, manufactures and markets innovative disposable and limited-use protective apparel products for the industrial, clean room, medical and dental markets.  In addition, Alpha ProTech Engineered Products, Inc. manufactures and markets a line of construction weatherization products, including building wrap, roof underlayment and mold resistant framing sealant. The Company has manufacturing facilities in Salt Lake City, Utah; Nogales, Arizona; Janesville, Wisconsin; Valdosta, Georgia; and a joint venture in India. For more information and copies of all news releases and financials, visit Alpha Pro Tech’s Website at http://www.alphaprotech.com.

The Private Securities Litigation Reform Act of 1995 (“Act”) provides a safe harbor for forward-looking information made on behalf of the Company. Forward-looking statements involve risks, uncertainties and assumptions as described from time to time in registration statements, annual reports and other periodic reports and filings of the Company filed with the Securities and Exchange Commission. All statements, other than statements of historical facts which address the Company’s expectations of sources of capital or which express the Company’s expectations for the future with respect to financial performance or operating strategies, can be identified as forward-looking statements. As a result, there can be no assurance that the Company’s future results will not be materially different from those described herein as “believed,” “anticipated,” “estimated” or “expected,” which reflect the current views of the Company with respect to future events. We caution readers that these forward-looking statements speak only as the date hereof. The Company hereby expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which such statement is based.